Exhibit 99.3

Case 1:21-cv-05080 Document 1 Filed 09/11/21 Page 1 of 14 PageID #: 1

Daniel Sadeh, Esq.

HALPER SADEH LLP

667 Madison Avenue, 5th Floor

New York, NY 10065

Telephone: (212) 763-0060

Facsimile: (646) 776-2600

Email: sadeh@halpersadeh.com

Counsel for Plaintiff

UNITED STATES DISTRICT COURT

EASTERN DISTRICT OF NEW YORK

BRYAN HARRINGTON,	Case No:

Plaintiff,	JURY TRIAL DEMANDED

v.

CAPSTEAD MORTGAGE
CORPORATION, PAT AUGUSTINE,
JACK E. BIEGLER, MICHELLE P.
GOOLSBY, GARY KEISER,
CHRISTOPHER W. MAHOWALD,
MICHAEL G. O’NEIL, PHILLIP A.
REINSCH, and MARK S. WHITING,

Defendants.

COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

Plaintiff Bryan Harrington (“Plaintiff”), by Plaintiff’s undersigned attorneys, for Plaintiff’s complaint against Defendants (defined below), alleges the following based upon personal knowledge as to Plaintiff and Plaintiff’s own acts, and upon information and belief as to all other matters, based upon, inter alia, the investigation conducted by and through Plaintiff’s attorneys.

NATURE OF THE ACTION

1. This is an action against Capstead Mortgage Corporation (“Capstead” or the “Company”) and its Board of Directors (the “Board” or the “Individual Defendants”) for their violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78n(a) and 78t(a), and Rule 14a-9 promulgated thereunder by the SEC, 17 C.F.R. § 240.14a-9, in connection with the proposed merger (the “Proposed Transaction”) of Capstead and Benefit Street Partners Realty Trust, Inc. (“Benefit Street Partners”).

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JURISDICTION AND VENUE

2. The claims asserted herein arise under and pursuant to Sections 14(a) and 20(a) of the Exchange Act (15 U.S.C. §§ 78n(a) and 78t(a)) and Rule 14a-9 promulgated thereunder by the SEC (17 C.F.R. § 240.14a-9).

3. This Court has jurisdiction over the subject matter of this action pursuant to 28 U.S.C. § 1331, and Section 27 of the Exchange Act, 15 U.S.C. § 78aa.

4. Venue is proper in this District pursuant to 28 U.S.C. § 1391(b) and Section 27 of the Exchange Act (15 U.S.C. § 78aa(c)) as a substantial portion of the transactions and wrongs complained of herein had an effect in this District, the alleged misstatements entered and the subsequent damages occurred in this District, and the combined company will be headquartered in New York City.

5. In connection with the acts, conduct and other wrongs alleged in this complaint, Defendants, directly or indirectly, used the means and instrumentalities of interstate commerce, including but not limited to, the United States mails, interstate telephone communications and the facilities of the national securities exchange.

PARTIES

6. Plaintiff is, and has been at all relevant times hereto, an owner of Capstead common stock.

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7. Defendant Capstead operates as a real estate investment trust in the United States. The Company is incorporated in Maryland. The Company’s common stock trades on the New York Stock Exchange under the ticker symbol, “CMO.” 8. Defendant Pat Augustine (“Augustine”) is a director of the Company.

9. Defendant Jack E. Biegler (“Biegler”) is a director of the Company.

10. Defendant Michelle P. Goolsby (“Goolsby”) is a director of the Company.

11. Defendant Gary Keiser (“Keiser”) is a director of the Company.

12. Defendant Christopher W. Mahowald (“Mahowald”) is Chairman of the Board of the Company.

13. Defendant Michael G. O’Neil (“O’Neil”) is a director of the Company.

14. Defendant Phillip A. Reinsch (“Reinsch”) is President, Chief Executive Officer, and a director of the Company.

15. Defendant Mark S. Whiting (“Whiting”) is a director of the Company.

16. Defendants Augustine, Biegler, Goolsby, Keiser, Mahowald, O’Neil, Reinsch, and Whiting are collectively referred to herein as the “Individual Defendants.”

17. Defendants Capstead and the Individual Defendants are collectively referred to herein as the “Defendants.”

SUBSTANTIVE ALLEGATIONS

A. The Proposed Transaction

18. On July 26, 2021, Capstead and Benefit Street Partners announced that they had entered into a definitive merger agreement. The press release announcing the Proposed Transaction states, in pertinent part:

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Benefit Street Partners Realty Trust and Capstead Mortgage Corporation to Merge

Combined company, Franklin BSP Realty Trust, to become fourth largest commercial mortgage REIT

July 26, 2021 07:30 AM Eastern Daylight Time

NEW YORK & DALLAS—(BUSINESS WIRE)—Benefit Street Partners Realty Trust, Inc. (“BSPRT”), a publicly-registered, non-listed real estate investment trust (“REIT”), and Capstead Mortgage Corporation (NYSE: CMO) (“Capstead”), a REIT, today announced they have entered into a definitive merger agreement. Under the terms of the agreement, Capstead common stockholders will receive a cash payment equal to a 15.75% premium to Capstead’s diluted book value per share and shares of BSPRT common stock calculated on an adjusted “book-for-book” basis. The book values for Capstead and BSPRT used to calculate the cash consideration and exchange ratio will be set on a date prior to the closing of the transaction. Based on the June 30 adjusted book values per share,1 the implied cash payment would be $0.99 per share and the total value would be $7.30 per share, representing an implied 20% premium to the last reported sale price of Capstead common stock on the New York Stock Exchange (“NYSE”) on July 23, 2021. The combined company, to be called “Franklin BSP Realty Trust” post-close, will transition the capital base of Capstead, a residential mortgage REIT, into commercial mortgage loans where BSPRT is focused. BSPRT’s external manager, Benefit Street Partners L.L.C. (“BSP”), a wholly-owned subsidiary of Franklin Resources, Inc. (“Franklin Templeton”), will manage the combined company following the completion of the transaction. Upon closing the transaction, which is expected in the fourth quarter of 2021, the combined company will become the fourth largest commercial mortgage REIT with nearly $2 billion of pro forma equity and its common stock will trade on the NYSE under the new ticker symbol FBRT.

*     *     *

The combined company will be externally managed by BSP, a leading credit-focused alternative asset manager with approximately $32 billion of assets under management as of June 30, 2021. BSP is a wholly-owned subsidiary of Franklin Templeton, one of the largest independent asset managers in the world with over $1.5 trillion of assets under management as of June 30, 2021.

External manager BSP will fund approximately $75 million of the cash merger consideration to be paid for each share of Capstead common stock. The remaining cash consideration will be funded by BSPRT, which will also issue shares of the combined company’s common stock for each share of Capstead common stock based on an adjusted book-for-book exchange. The merger will be a taxable transaction for U.S. federal income tax purposes.

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In addition to the above consideration, BSPRT will assume Capstead’s $100 million in unsecured borrowings maturing in 2035 and 2036 and $258 million of issued and outstanding 7.50% Series E cumulative redeemable preferred stock, which will be exchanged for new preferred shares of the combined company with the same terms.

BSPRT and BSP have committed to certain structural and market protections to support the combined company’s common stock performance following completion of the merger, including a 6-month lock-up for approximately 94% of the current shares of BSPRT common stock and a committed common stock repurchase plan of up to $100 million to support the combined company’s stock price beginning four weeks after closing, up to $35 million of which will be funded by BSP and Franklin Templeton.

The transaction has been unanimously approved by both companies’ Boards of Directors and is subject to customary closing conditions, including the approval of Capstead’s stockholders.

Credit Suisse is serving as financial advisor and Hunton Andrews Kurth LLP is serving as legal advisor to Capstead. Houlihan Lokey served as lead financial advisor, and Barclays served as financial advisor, to BSPRT. Hogan Lovells US LLP served as legal advisor to BSPRT.

* * *

About Capstead

Formed in 1985 and based in Dallas, Texas, Capstead is a mortgage REIT that earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.

About Benefit Street Partners Realty Trust

Benefit Street Partners Realty Trust, Inc. (“BSPRT”) is a publicly-registered, private real estate investment trust that originates, acquires and manages a diversified portfolio of commercial real estate debt secured by properties located in the United States. As of June 30, 2021, BSPRT had over $3 billion of assets. BSPRT is externally managed by Benefit Street Partners L.L.C. For further information, please visit www.bsprealtytrust.com.

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About Benefit Street Partners

Benefit Street Partners L.L.C. (“BSP”) is a leading credit-focused alternative asset management firm with over $32 billion in assets under management as of June 30, 2021. BSP manages assets across a broad range of complementary credit strategies, including private/opportunistic debt, structured credit, high yield, special situations, and commercial real estate. Based in New York, the BSP platform was established in 2008. BSP is a wholly owned subsidiary of Franklin Templeton. For further information, please visit www.benefitstreetpartners.com.

About Franklin Templeton

Franklin Resources, Inc. (NYSE:BEN) is a global investment management organization with subsidiaries operating as Franklin Templeton and serving clients in over 165 countries. Franklin Templeton’s mission is to help clients achieve better outcomes through investment management expertise, wealth management and technology solutions. Through its specialist investment managers, the company brings extensive capabilities in equity, fixed income, multi-asset solutions and alternatives. With offices in more than 30 countries and approximately 1,300 investment professionals, the California-based company has over 70 years of investment experience and over $1.5 trillion in assets under management as of June 30, 2021. For more information, please visit franklinresources.com.

19. On September 7, 2021, the Company filed a Schedule 14A Definitive Proxy Statement under Section 14(a) of the Exchange Act (the “Proxy Statement”) with the SEC in connection with the Proposed Transaction.

B. The Proxy Statement Contains Materially False and Misleading Statements and Omissions

20. The Proxy Statement, which recommends that Capstead shareholders vote in favor of the Proposed Transaction, omits and/or misrepresents material information concerning: (i) Capstead’s and Benefit Street Partners’ financial projections; (ii) the financial analyses performed by Capstead’s financial advisor, Credit Suisse Securities (USA) LLC (“Credit Suisse”), in connection with its fairness opinion; and (iii) potential conflicts of interest involving Credit Suisse.

21. The omission of the material information (referenced below) renders the following sections of the Proxy Statement false and misleading, among others: (i) Recommendation of the Capstead Board and Its Reasons for the Merger; (ii) Opinion of Capstead’s Financial Advisor, Credit Suisse Securities (USA) LLC; (iii) Certain BSPRT Unaudited Prospective Financial Information; and (iv) Certain Capstead Unaudited Prospective Financial Information.

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22. Unless and until the material misstatements and omissions (referenced below) are remedied before the October 15, 2021 shareholder vote on the Proposed Transaction, Capstead shareholders will be forced to make a voting decision on the Proposed Transaction without full disclosure of all material information. In the event the Proposed Transaction is consummated, Plaintiff may seek to recover damages resulting from Defendants’ misconduct.

1. Material Omissions Concerning Capstead’s and Benefit Street Partners’ Financial Projections

23. The Proxy Statement omits material information concerning Capstead’s and Benefit Street Partners’ financial projections.

24. With respect to the “Capstead Projections” and “BSPRT Projections,” the Proxy Statement fails to disclose: (1) all line items underlying the projections; and (2) a reconciliation of all non-GAAP to GAAP metrics.

25. The disclosure of this information is material because it would provide the Company’s shareholders with a basis to project the future financial performance of the Company and combined company and would allow shareholders to better understand the financial analyses performed by the Company’s financial advisor in support of its fairness opinion. Shareholders cannot hope to replicate management’s inside view of the future prospects of the Company. Without such information, which is uniquely possessed by Defendant(s) and the Company’s financial advisor, the Company’s shareholders are unable to determine how much weight, if any, to place on the Company’s financial advisor’s fairness opinion in determining whether to vote for or against the Proposed Transaction.

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26. When a company discloses non-GAAP financial metrics in a Proxy Statement that were relied upon by its board of directors in recommending that shareholders exercise their corporate suffrage rights in a particular manner, the company must also disclose, pursuant to SEC Regulation G, all projections and information necessary to make the non-GAAP metrics not misleading, and must provide a reconciliation (by schedule or other clearly understandable method) of the differences between the non-GAAP financial metrics disclosed or released with the most comparable financial metrics calculated and presented in accordance with GAAP. 17 C.F.R. § 244.100.1

27. The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s shareholders.

2. Material Omissions Concerning Credit Suisse’s Analyses

28. In connection with the Proposed Transaction, the Proxy Statement omits material information concerning analyses performed by Credit Suisse.

29. With respect to Credit Suisse’s “Selected Public Companies Analysis” of Benefit Street Partners, the Proxy Statement fails to disclose Benefit Street Partners’ reported tangible book value per share (“TBVPS”).

30. The Proxy Statement fails to disclose the following concerning Credit Suisse’s “Selected Precedent Transactions Analysis”: (1) the closing dates for each transaction; and (2) the value of each transaction.

31. The Proxy Statement fails to disclose the following concerning Credit Suisse’s

1

Mary Jo White, Keynote Address, International Corporate Governance Network Annual Conference: Focusing the Lens of Disclosure to Set the Path Forward on Board Diversity, Non-GAAP, and Sustainability (June 27, 2016), https://www.sec.gov/news/speech/chair-white-icgn-speech.html (footnotes omitted) (last visited Sept. 11, 2021) (“And last month, the staff issued guidance addressing a number of troublesome practices which can make non-GAAP disclosures misleading: the lack of equal or greater prominence for GAAP measures; exclusion of normal, recurring cash operating expenses; individually tailored non-GAAP revenues; lack of consistency; cherry-picking; and the use of cash per share data. I strongly urge companies to carefully consider this guidance and revisit their approach to non-GAAP disclosures.”).

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“Dividend Discount Analysis” of Capstead: (1) the distributed cash flows that Capstead was forecasted to generate during the third and fourth quarters of Capstead’s fiscal year ending December 31, 2021, through the full fiscal year ending December 31, 2023, and all underlying line items; (2) the terminal values for Capstead; and (3) the individual inputs and assumptions underlying the (i) range of price/TBVPS multiples of 0.90x to 1.05x, and (ii) range of discount rates of 9.0% to 13.0%.

32. The Proxy Statement fails to disclose the following concerning Credit Suisse’s “Dividend Discount Analysis” of Benefit Street Partners: (1) the distributed cash flows that Benefit Street Partners was forecasted to generate during the third and fourth quarters of Benefit Street Partners’ fiscal year ending December 31, 2021, through the full fiscal year ending December 31, 2023, and all underlying line items; (2) the terminal values for Benefit Street Partners; and (3) the individual inputs and assumptions underlying the (i) range of price/TBVPS multiples of 0.95x to 1.20x, and (ii) range of discount rates of 8.0% to 14.0%.

33. The Proxy Statement fails to disclose the following concerning Credit Suisse’s “Analyst Price Targets” analysis: (1) the individual price targets observed by Credit Suisse in its analysis; and (2) the sources thereof.

34. The valuation methods, underlying assumptions, and key inputs used by Credit Suisse in rendering its purported fairness opinion must be fairly disclosed to Capstead shareholders. The description of Credit Suisse’s fairness opinion and analyses, however, fails to include key inputs and assumptions underlying those analyses. Without the information described above, Capstead shareholders are unable to fully understand Credit Suisse’s fairness opinion and analyses, and are thus unable to determine how much weight, if any, to place on them in determining whether to vote for or against the Proposed Transaction. This omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s shareholders.

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3. Material Omissions Concerning Potential Conflicts of Interest Involving Credit Suisse

35. The Proxy Statement omits material information concerning potential conflicts of interest involving Credit Suisse.

36. The Proxy Statement fails to disclose the timing and nature of the past services Credit Suisse and/or its affiliates provided Benefit Street Partners and/or its affiliates, including the amount of compensation Credit Suisse received or expects to receive for providing each service.

37. Disclosure of a financial advisor’s compensation and potential conflicts of interest to shareholders is required due to their central role in the evaluation, exploration, selection, and implementation of strategic alternatives and the rendering of any fairness opinions. Disclosure of a financial advisor’s potential conflicts of interest may inform shareholders on how much weight to place on that analysis.

38. The omission of the above-referenced information renders the Proxy Statement materially incomplete and misleading. This information, if disclosed, would significantly alter the total mix of information available to the Company’s shareholders.

COUNT I

For Violations of Section 14(a) and Rule 14a-9 Promulgated Thereunder

Against All Defendants

39. Plaintiff repeats and realleges each and every allegation contained above as if fully set forth herein.

40. During the relevant period, Defendants, individually and in concert, directly or indirectly, disseminated or approved the false and misleading Proxy Statement specified above, which failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, in violation of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by the SEC.

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41. Each of the Individual Defendants, by virtue of his/her positions within the Company as officers and/or directors, were aware of the omitted information but failed to disclose such information, in violation of Section 14(a) of the Exchange Act. Defendants, by use of the mails and means and instrumentalities of interstate commerce, solicited and/or permitted the use of their names to file and disseminate the Proxy Statement with respect to the Proposed Transaction. The Defendants were, at minimum, negligent in filing the materially false and misleading Proxy Statement.

42. The false and misleading statements and omissions in the Proxy Statement are material in that a reasonable shareholder would consider them important in deciding how to vote on the Proposed Transaction.

43. By reason of the foregoing, Defendants have violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder.

44. Because of the false and misleading statements and omissions in the Proxy Statement, Plaintiff is threatened with irreparable harm.

COUNT II

Violations of Section 20(a) of the Exchange Act

Against the Individual Defendants

45. Plaintiff repeats and realleges each and every allegation contained in the foregoing paragraphs as if fully set forth herein.

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46. The Individual Defendants acted as control persons of the Company within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their senior positions as officers and/or directors of the Company and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Proxy Statement filed with the SEC, they had the power to and did influence and control, directly or indirectly, the decision-making of the Company, including the content and dissemination of the false and misleading Proxy Statement.

47. Each of the Individual Defendants was provided with or had unlimited access to copies of the Proxy Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected. As officers and/or directors of a publicly owned company, the Individual Defendants had a duty to disseminate accurate and truthful information with respect to the Proxy Statement, and to correct promptly any public statements issued by the Company which were or had become materially false or misleading.

48. In particular, each of the Individual Defendants had direct and supervisory involvement in the operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the securities violations as alleged herein, and exercised the same. The Individual Defendants were provided with or had unlimited access to copies of the Proxy Statement and had the ability to prevent the issuance of the statements or to cause the statements to be corrected. The Proxy Statement at issue contains the recommendation of the Individual Defendants to approve the Proposed Transaction. Thus, the Individual Defendants were directly involved in the making of the Proxy Statement.

49. In addition, as the Proxy Statement sets forth at length, and as described herein, the Individual Defendants were involved in negotiating, reviewing, and approving the Proposed Transaction. The Proxy Statement purports to describe the various issues and information that they reviewed and considered—descriptions which had input from the Individual Defendants.

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50. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

51. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) and Rule 14a-9 promulgated thereunder, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, the Individual Defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Defendants’ conduct, the Company’s shareholders will be irreparably harmed.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for judgment and relief as follows:

A. Preliminarily and permanently enjoining Defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction and any vote on the Proposed Transaction, unless and until Defendants disclose and disseminate the material information identified above to Company shareholders;

B. In the event Defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C. Declaring that Defendants violated Sections 14(a) and 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder;

D. Awarding Plaintiff reasonable costs and expenses incurred in this action, including counsel fees and expert fees; and

E. Granting such other and further relief as the Court may deem just and proper.

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JURY TRIAL DEMANDED

Plaintiff hereby demands a trial by jury.

Dated: September 11, 2021	Respectfully submitted,

HALPER SADEH LLP

By: /s/ Daniel Sadeh
Daniel Sadeh, Esq.
Zachary Halper, Esq. (to be admitted pro hac
vice)
667 Madison Avenue, 5th Floor
New York, NY 10065
Telephone: (212) 763-0060
Facsimile: (646) 776-2600
Email: sadeh@halpersadeh.com
zhalper@halpersadeh.com

Counsel for Plaintiff